Exhibit 99.1

Luna Innovations Incorporated Reports First Quarter 2015 Financial Results
Total revenues increased 19% during the first quarter of 2015 compared to the first quarter of 2014; products and licensing revenues increased 37% compared to the first quarter of 2014
(ROANOKE, VA, May 11, 2015) – Luna Innovations Incorporated (NASDAQ: LUNA) today announced its financial results for the three months ended March 31, 2015.

•	Total revenues for the quarter were $5.3 million, an increase of 19% compared to the same quarter last year

•	Products and licensing revenues were $2.5 million, an increase of 37% compared to the first quarter in 2014

•	Gross profit for the quarter was $2.3 million, an increase of 47% compared to the same period last year
“I am very pleased with our continued growth in revenues and improved operating results,” said My Chung, president and chief executive officer of Luna. "Our enhanced revenues and continued expense control resulted in a $1.1 million improvement in our quarterly Adjusted EBITDA, which excludes the transaction-related costs that we recognized associated with our merger with Advanced Photonix, Inc. With our improving operating results, the additional growth that we expect to recognize as a result of the merger, and the expected synergies of the combined companies, we are excited by our potential for accelerated growth and enhanced profitability.”
First Quarter Financial and Business Summary

Total revenues for the three months ended March 31, 2015, increased 19% to $5.3 million, compared to $4.5 million for the same period of 2014. The increase resulted primarily from an increase in our products and licensing segment, whose revenues grew by 37% to $2.5 million during the first quarter of 2015, compared to $1.8 million during the same period in 2014. Technology development revenues increased 7% to $2.9 million compared to $2.7 million for the three months ended March 31, 2014, driven by growth in our optical systems group and our nano-materials group.
Gross profit increased to $2.3 million, or 43% of total revenues, for the three months ended March 31, 2015, compared to gross profit of $1.6 million, or 35% of total revenues, for the same period in 2014. The improved margin resulted from the revenue mix, with products and licensing revenues, which typically provide a higher gross margin than technology development revenues, representing a higher proportion of total revenues in the first quarter of 2015.
Selling, general and administrative expenses increased 66% to $4.6 million for the first quarter of 2015, compared to $2.8 million for the first quarter of 2014. Selling, general and administrative expenses of $4.6 million in the first quarter of 2015 included $1.8 million of non-recurring costs associated with the merger with Advanced Photonix, Inc. Research, development and engineering expenses decreased to $0.3 million for the first quarter of 2015 compared to $0.7 million for the first quarter of 2014, principally due to $0.2 million in lower labor charges following the sale of the medical shape sensing business in January 2014.
Growth in revenues and margins offset by increased operating expenses resulted in a $0.7 million increase in operating loss to $2.6 million during the first quarter of 2015 compared to $1.9 million for the same period last year. Excluding the non-recurring transaction expenses, net loss would have been $0.8 million for the first quarter of 2015, an improvement of $1.1 million compared to the first quarter of 2014.
Net loss attributable to common stockholders for the first quarter of 2015 was $2.7 million compared to a net income of $8.5 million during the first quarter of 2014 due to the gain on the sale of our medical shape sensing business.
Adjusted EBITDA improved to $(0.4) million for the first quarter of 2015, compared to $(1.5) million for the first quarter of 2014.
Luna-API Merger

On May 8, 2015, the stockholders of Luna Innovations Incorporated and Advanced Photonix, Inc. approved the merger of the two companies and the merger was completed. The combined company provides greater capabilities across a broadened market base, enhancing our opportunity for growth. The combined company has a strong foundation from Luna’s core test & measurement products and API’s High Speed Optical Receiver (HSOR) and Optosolutions product lines, and a pipeline of emerging opportunities through API's Terahertz platform and our technology development division.

Non-GAAP Measures
In evaluating the operating performance of its business, Luna’s management considers Adjusted EBITDA, which excludes certain charges and credits that are required by generally accepted accounting principles (“GAAP”). Adjusted EBITDA provides useful information to both management and investors by excluding the effect of certain non-cash expenses and items that the company believes may not be indicative of its operating performance, because either they are unusual and the company does not expect them to recur in the ordinary course of its business or they are unrelated to the ongoing operation of the business in the ordinary course. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Adjusted EBITDA has been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.
Conference Call Information
As previously announced, Luna will conduct an investor conference call at 5:00 p.m. (EDT) today to discuss its financial results and business developments for the first quarter of 2015. The call can be accessed by dialing 866.700.6067 domestically or 617.213.8834 internationally prior to the start of the call. The participant access code is 32924143. Investors are advised to dial in at least five minutes prior to the call to register. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna website, www.lunainc.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna website for at least 30 days following the conference call.
About Luna:
Luna Innovations Incorporated (www.lunainc.com) is a public company composed of scientists, engineers, and business professionals developing and manufacturing a new generation of technologies and products. It has been successful in taking innovative technologies from applied research to product development and ultimately to the commercial market, driving breakthroughs in fields such as aerospace, automotive, telecommunications, healthcare, energy, and defense.
Forward-Looking Statements:
The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include our expectations regarding the company’s operating results and future growth of the company’s business, greater capabilities as a combined company, broader market base, pipeline of opportunities, other synergies from the merger with Advanced Photonix, Inc., and potential for improved profitability. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of the company may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, failure of demand for the company’s products and services to meet expectations, integration or other operational issues related to the merger, technological challenges and those risks and uncertainties set forth in the company’s periodic reports and other filings with the Securities and Exchange Commission. Such filings are available at the SEC’s website at www.sec.gov and at the company’s website at www.lunainc.com. The statements made in this release are based on information available to the company as of the date of this release and Luna undertakes no obligation to update any of the forward-looking statements after the date of this release.

Luna Innovations Incorporated
Consolidated Statements of Operations

	Three Months Ended March 31,
	2014	2015
	(unaudited)
Revenues:
Technology development revenues	$2,675,452	$2,875,515
Products and licensing revenues	1,796,429	2,463,587
Total revenues	4,471,881	5,339,102
Cost of revenues:
Technology development costs	2,025,155	2,083,624
Products and licensing costs	894,640	966,689
Total cost of revenues	2,919,795	3,050,313
Gross Profit	1,552,086	2,288,789
Operating expense:
Selling, general and administrative	2,755,078	4,569,107
Research, development and engineering	749,154	334,891
Total operating expense	3,504,232	4,903,998
Operating loss	(1,952,146)	(2,615,209)
Other income/(expense):
Other income, net	82,106	—
Interest expense	(32,365)	(9,137)
Total other income/(expense)	49,741	(9,137)
Loss from continuing operations, before income taxes	(1,902,405)	(2,624,346)
Income tax (benefit)/expense	(769,190)	2,808
Net loss from continuing operations	(1,133,215)	(2,627,154)
Income from discontinued operations, net of income taxes	9,673,439	—
Net income/(loss)	8,540,224	(2,627,154)
Preferred stock dividend	29,536	26,560
Net income/(loss) attributable to common stockholders	$8,510,688	$(2,653,714)
Net loss per share from continuing operations:
Basic and diluted	$(0.08)	$(0.17)
Net income per share from discontinued operations:
Basic and diluted	$0.66	$—
Net income/(loss) per share attributable to common stockholders:
Basic and diluted	$0.58	$(0.18)
Weighted average common shares and common equivalent shares outstanding:
Basic and diluted	14,653,262	15,117,679

Luna Innovations Incorporated
Consolidated Balance Sheets

	December 31, 2014	March 31, 2015
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,116,969	$13,296,415
Accounts receivable, net	5,689,615	4,817,836
Inventory, net	3,364,233	3,807,294
Prepaid expenses	523,553	425,133
Other current assets	191,749	221,411
Total current assets	23,886,119	22,568,089
Property and equipment, net	3,497,057	3,379,214
Intangible assets, net	199,277	181,491
Other assets	1,995	1,995
Total assets	$27,584,448	$26,130,789
Liabilities and stockholders’ equity
Liabilities:
Current Liabilities:
Current portion of long-term debt obligation	$625,000	$250,000
Current portion of capital lease obligation	70,725	66,492
Accounts payable	1,447,177	2,266,437
Accrued liabilities	3,965,945	4,522,346
Deferred revenue	861,081	811,918
Total current liabilities	6,969,928	7,917,193
Long-term deferred rent	1,570,377	1,536,067
Long-term lease obligation	39,582	26,529
Total liabilities	8,579,887	9,479,789
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $ 0.001, 1,321,514 shares authorized, issued and outstanding at December 31, 2014 and March 31, 2015	1,322	1,322
Common stock, par value $ 0.001, 100,000,000 shares authorized, 15,110,924 and 15,117,744 shares issued, 15,088,199 and 15,095,017 shares outstanding at December 31, 2014 and March 31, 2015	15,541	15,567
Less treasury stock at cost, 22,725 shares at December 31, 2014 and March 31, 2015	(32,221)	(32,221)
Additional paid-in capital	64,147,666	64,447,793
Accumulated deficit	(45,127,747)	(47,781,461)
Total stockholders’ equity	19,004,561	16,651,000
Total liabilities and stockholders’ equity	$27,584,448	$26,130,789

Luna Innovations Incorporated
Consolidated Statements of Cash Flows

	Three months ended March 31,
	2014	2015
	(unaudited)
Cash flows used in operating activities
Net income/(loss)	$8,540,224	$(2,627,154)
Adjustments to reconcile net income/(loss) to net cash used in operating activities
Depreciation and amortization	202,305	165,081
Share-based compensation	230,939	271,077
Gain on sale of discontinued operations, net of income taxes	(9,701,515)	—
Tax benefit from utilization of loss from current year operations	(787,318)	—
Change in assets and liabilities
Accounts receivable	896,194	871,779
Inventory	13,314	(443,061)
Other current assets	112,286	68,758
Other assets	18,792	—
Accounts payable and accrued expenses	(821,763)	1,341,352
Deferred revenue	(138,593)	(49,163)
Net cash used in operating activities	(1,435,135)	(401,331)
Cash flows provided by/(used in) investing activities
Acquisition of property and equipment	(67,944)	(18,321)
Intangible property costs	(126,091)	(11,131)
Proceeds from sale of discontinued operations, net of fees	4,958,891	—
Net cash provided by/(used in) investing activities	4,764,856	(29,452)
Cash flows used in financing activities
Payments on capital lease obligations	(16,282)	(17,286)
Payment of debt obligations	(375,000)	(375,000)
Purchase of treasury stock	—	—
Proceeds from the exercise of options and warrants	169,035	2,515
Net cash used in financing activities	(222,247)	(389,771)
Net increase in cash or cash equivalents	3,107,474	(820,554)
Cash and cash equivalents-beginning of period	7,778,541	14,116,969
Cash and cash equivalents-end of period	$10,886,015	$13,296,415

Luna Innovations Incorporated
Reconciliation of Net (Loss)/Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2014	2015
	(unaudited)
Net income/(loss)	$8,540,224	$(2,627,154)
Less income/(loss) from discontinued operations, net of income taxes	9,673,439	—
Net loss from continuing operations	(1,133,215)	(2,627,154)
Interest expense	(32,365)	(9,137)
Tax benefit	(769,190)	2,808
Depreciation and amortization	202,305	165,081
EBITDA	(1,732,465)	(2,468,402)
Share-based compensation	250,209	278,468
Fees associated with merger	—	1,801,215
Adjusted EBITDA	$(1,482,256)	$(388,719)
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Investor Contact:
Dale Messick, CFO
Luna Innovations Incorporated
Phone: 1.540.769.8400
Email: IR@lunainc.com